Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 5, 2010, relating to the 2008 and 2009 consolidated financial statements of Oncothyreon Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

December 21, 2011